Exhibit 1. Copy of the Share Purchase Agreement dated June 30, 1998 among the Partnership, Larry Crouse and other members of the Crouse family.


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 30, 1998, by and among TJS Partners, L.P., (the "Buyer") and the stockholders of Transfinancial Holdings, Inc. listed on the signature page hereto (collectively, the "Selling Stockholders" and individually a "Selling Stockholder")

     BACKGROUND. The Buyer desires to purchase, and the Selling Stockholders desire to sell, the shares of common stock, par value $.01 per share of Transfinancial Holdings, Inc., a Delaware corporation ("TFH") set forth opposite their respective names on Exhibit A hereto and designated Owned Shares ("Owned Shares") and Option Shares ("Option Shares") on Exhibit A (such Shares together referred to as the "Purchased Stock"). The parties desire that the transaction be accomplished as stated herein, in accordance with their respective representations, warranties, and agreements, subject to the conditions contained herein.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

         1.       PURCHASE AND SALE.

                  (a) Subject to the terms and conditions of this Agreement, the Buyer hereby agrees to purchase from the Selling Stockholders, and the Selling Stockholders agree to sell to the Buyer, free and clear of adverse claims, the shares of Purchased Stock owned by them; provided, that Larry Crouse shall retain 50,000 of his shares in accordance with
         Section 6(a) hereof.

                  (b) Contemporaneously with the First Closing (as defined in
         Section 3), the Selling Stockholders who have been granted stock options shall exercise those stock options underlying the Option Shares, which represent all options that are currently exercisable or may become exercisable prior to the First Closing and have an exercise price of $9.00 or less. The Option Shares shall be deemed Purchased Stock and the Buyer shall purchase such shares at the Second Closing (as defined in Section 3) on the same terms and conditions as the other shares of Purchased Stock.

         2. PURCHASE PRICE. The price for the Purchased Stock (the "Purchase Price") shall be $9.25 per share of Purchased Stock, payable in cash as set forth in Section 3.

         3.       CLOSING.

                  (a) The closing of the transactions contemplated by this Agreement with respect to the Owned Shares (the "First Closing"), shall occur at the offices of Stroock & Stroock & Lavan LLP at 10:00 a.m. on the first business day after the condition to Closing set forth in section 7(b) of this Agreement shall have been satisfied, or at such other time and place as the parties mutually agree. At the First Closing, against receipt of the Purchase Price, the Selling Stockholders shall deliver to the Buyer certificates representing the Owned Shares, duly endorsed or accompanied by stock powers executed in blank. At the First Closing, against receipt of the stock certificates (and stock powers, if applicable) representing the Owned Shares, the Buyer shall deliver the Purchase Price as follows: an amount equal to the Purchase Price for the Owned Shares shall be paid to the Selling Stockholders in cash by cashier's check or wire transfer of immediately available funds.

                  (b) The closing of the transactions contemplated by this Agreement with respect to the Option Shares (the "Second Closing"), shall occur at the Officers of Stroock & Lavan LLP at 10:00 a.m. on the first business day after the delivery of share certificates representing the Option Shares to the respective holders by TFH or at such other time and place as the parties mutually agree. At the Second Closing, against receipt of the Purchase Price, the Selling Stockholders shall deliver to the Buyer certificates representing the Option Shares, duly endorsed or accompanied by stock powers executed in blank. At the Second Closing, against receipt of the stock certificates (and stock powers, if applicable), the Buyer shall deliver the Purchase Price for the Option Shares, together with accrued interest on such amount at the T-Bill rate from the date of the First Closing to the date of the Second Closing, to the Selling Stockholders.

                  (c) The delivery of the Purchase Price at both closings shall be made to Scudder Law Firm, P.C., as agent of the Selling Stockholders.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Selling Stockholders, that:

                  (a) AUTHORITY; BINDING AGREEMENT. Buyer is duly organized, validly existing, and in good standing under the laws of the state of its organization, with all requisite power and authority to carry on its business. Buyer has full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation and performance of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  (b) VALIDITY OF CONTEMPLATED TRANSACTION. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not (i) violate or conflict with any existing law or any judgment that is applicable to Buyer; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the limited partnership agreement, or other charter document, or any securities of Buyer or its general partner or any contract to which Buyer or its general partner is a party or by which it is otherwise bound.

          5. REPREESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS. The Selling Stockholders jointly and severally represent and warrant to Buyer as follows:

                  (a) OWNERSHIP OF SHARES. Each Selling Stockholder, with respect to the shares of the Owned Shares set forth opposite his or her name on the signature page of this Agreement, and with respect to the shares of the Option Shares set forth opposite his or her name on the signature page of this Agreement purchased by the Selling Stockholder pursuant to the exercise of a stock option (as more fully described in Section 1(b) of this Agreement), will transfer to Buyer valid and marketable title to the shares of such stock free and clear of all liens, claims, and encumbrances of any kind or character. Such shares have been duly and validly issued, and are fully paid and non-assessable. The execution and delivery of this Agreement by the Selling Stockholder does not, and the performance of this Agreement by the Selling Stockholder will not, (i) violate or conflict with any existing law or any judgment which is applicable to the Selling Stockholder; or (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract to which the Selling Stockholder is a party or by which he or she is otherwise bound. This Agreement has been duly executed and delivered by the Selling Stockholder and constitutes his or her legal, valid, and binding obligation, enforceable in accordance with its terms.

                  (b) MATERIAL INFORMATION. The Selling Stockholders are not aware of any material, adverse information with respect to TFH regarding is business, assets, liabilities, financial condition, results of operations and prospects that has not been disclosed in TFH's filings pursuant to applicable securities laws, pursuant to a press release or other public announcement, or otherwise disclosed in writing to Buyer by the Selling Stockholders.


         6. COVENANTS. From and after the date hereof, the parties agree to the following:

                  (a) Larry Crouse shall not voluntarily resign from the TFH Board of Directors for two years following Closing unless requested by Buyer. For the shorter of the duration of his services as a director or two years following Closing (the "Term"), Mr. Crouse shall continue to be record and beneficial owner ofat least 50,000 shares of TFH
          Common Stock and shall convey to Buyer an irrevocable proxy to vote such shares owned by Mr. Crouse during such term.

                  (b) Promptly (and in any event within 5 business days) after execution of this Agreement, the parties shall prepare and cause to be filed premerger notification forms under the hart-Scott-Rodino Antitrust Improvements Act. Buyer shall pay the filing fee. Early termination of the waiting period shall be requested by each party.

         7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummater this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Buyer, in whole or in part) at or prior to the Closing:

                   (a) REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING. The representations and warranties of the Selling Stockholders contained in this Agreement shall be true in all respects at and as of the Closing with the same effect as though such representations and warranties wre made as of such date.

                  (b) HART-SCOTT-RODINO. The parties shall have been granted early termination of the Hart-Scott-Rodino waiting period or such waiting period shall have expired.

         8. COSTS AND EXPENSES; FEES. Each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of legal counsel, accountants, and other facilitators and advisors.

         9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The covenants, agreements, representations, and warranties of the Buyer and Selling Stockholders contained in this Agreement or in any document delivered or in connection herewith shall survive the Closing.

         10. COMPLETE AGREEMENT, ETC. This Agreement, the Confidentiality Agreement previously entered into by the parties, and the attachment to the letter dated June 19,1998 (the "Letter") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any and all previous agreements and understandings between or among the parties regarding the subject matter hereof (except the Confidentiality Agreement and the Letter), whether written or oral, are superseded by this Agreement. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

         11. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         12. COOPERATION. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instrument, and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law, to consummate and make effective the transactions contemplated by this Agreement.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          14. EFFECTIVE AGREEMENT. This Agreement shall become effective and binding upon the Buyer and the Selling Stockholders upon full execution by all Selling Stockholders and by the Buyer.

         15. CONFIDENTIALITY. The parties shall keep the existence and terms of this Agreement confidential unless required to disclose the existence or terms by applicable law.

 *       *        *        *        *       *      *           *

        THIS IS THE SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT AMONG
               TJS PARTNERS, L.P. AND CERTAIN SELLING STOCKHOLDERS


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written.

BUYER

TJS Partners, L.P.

By: /s/ T.J. Salvatore
    -------------------------
Its: Managing General Partner

SELLING STOCKHOLDERS

/S/ LARRY CROUSE
---------------------
Larry Crouse

/S/ GEORGE CROUSE
---------------------
George Crouse

/S/ KENNETH CROUSE
---------------------
Kenneth Crouse

              Selling Stockholder signatures continued on next page

            *        *        *        *        *       *        *       *

                                    CONTINUED
              SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT AMONG
               TJS PARTNERS, L.P. AND CERTAIN SELLING STOCKHOLDERS


/S/ JEFFREY CROUSE
-------------------------
Jeffrey Crouse


/S/ JEAN CROUSE WATT
--------------------------
Jean Crouse Watt

/S/ HEATHER WATT
--------------------------
Heather Watt


/S/ MATTHEW J. CROUSE
--------------------------
Matthew Crouse


/S/ SHANNON CROUSE
---------------------------
Shannon Crouse


/S/ CHRIS CROUSE
----------------------------
Chris Crouse


/S/ JULIE PRUITT
----------------------------
Julie Pruitt


/S/ RENEE CROUSE BUTLER
----------------------------
Renee Crouse Butler

                                                                 Exhibit A
                                                         to Stock Purchase
                                                                 Agreement


SELLING               OWNED SHARES                      OPTION SHARES1
STOCKHOLDER
                                              Maximum               Minimum

Larry Crouse2           98,338                 55,000               45,000
Jeffrey Crouse         246,315                   --                    --
Kenneth Crouse         250,030                 12,500                6,500
George Crouse          239,315                 12,500                6,500
Jean Crouse Watt       246,315                   --                    --
Heather Watt            18,833                   --                    --
Matthew Crouse          11,883                   --                    --
Shannon Crouse          19,000                   --                    --
Chris Crouse            19,000                   --                    --
Julie Crouse Daniel     14,833                   --                    --
Renee Crouse Butler      3,923                   --                    --
                     ----------               --------             ---------
                     1,167,785                 80,000               58,000


--------

1   Of the Option Shares, 10,000 attributed to Larry Crouse and 6,000 attributable to each of George and Kenneth Crouse are not currently exercisable but are expected to become exercisable prior to the First Closing.

2   Such shares do not include 50,000 shares being retained by Larry Crouse in accordance with the terms of the Stock Purchase Agreement. At his election, Mr. Crouse may choose to sell additional Owned Shares and retain Option Shares following exercise.

                             DISCLOSURE PURSUANT TO
                                SECTION 5(B) OF
                            STOCK PURCHASE AGREEMENT

                            [Intentionally Omitted]